December 29, 2008
Kathleen Collins
Accounting Branch Chief
Securities and Exchange Commission
Division of Corporation Finance
100 F. Street, N.E.
Washington, DC 20549

Re:	SAP AG
Form 20-F for the Fiscal Year Ended December 31, 2007
Filed April 2, 2008
Form 6-K Filed November 14, 2008
File No. 001-14251
Dear Ms. Collins,
Reference is made to comments from the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the Staff) dated November 18, 2008 relating to SAP AG’s Form 20-F for the fiscal year ended December 31, 2007 filed April 2, 2008 and Form 6-K filed on November 14, 2008. Based on recent discussions with the Staff regarding these comments, SAP hereby requests additional time to respond to such comments. SAP hereby informs the Staff that SAP intends to respond to the Staff’s comments by January 13, 2009.
If you have any questions about the foregoing, please contact the undersigned at +49 6227 763475 or Peter Harwich at 212 610 6471.
Sincerely,
Christoph Huetten
Chief Accounting Officer
SAP AG

Cc:	Dr. Werner Brandt, SAP AG
Michael Junge, SAP AG
Peter Harwich, Allen & Overy LLP